Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Announces Increased Second Quarter Revenues and Earnings

July 29, 2014, Bellevue, Washington – “PACCAR reported increased revenues and net income for the second quarter of 2014,” said Ron Armstrong, chief executive officer. “PACCAR’s second quarter results reflect the benefits of improving truck sales in the U.S. and Canada and strong aftermarket parts and financial services results worldwide. I am very proud of our 22,600 employees who have delivered excellent results to our shareholders and customers.”

PACCAR earned $319.2 million ($.90 per diluted share) for the second quarter of 2014, an increase of 9 percent compared to $291.6 million ($.82 per diluted share) earned in the second quarter of 2013. Second quarter net sales and financial services revenues were $4.57 billion, a 6 percent increase compared to $4.30 billion in the second quarter of 2013. For the first six months of 2014, PACCAR reported net income of $593.1 million ($1.67 per diluted share) compared to $527.7 million ($1.49 per diluted share) in 2013, an increase of 12 percent. Net sales and financial services revenues for the first six months of 2014 were $8.95 billion, 9 percent higher than the $8.22 billion last year.

“PACCAR’s strong balance sheet and positive cash flows have enabled the company to invest over $2.1 billion in new products and services over the last three years. In the second quarter of 2014, DAF introduced a new range of Euro 6 CF and XF four-axle trucks and tractors for heavy-duty applications. These new vehicles expand DAF’s product range in the construction, container and refuse markets and complement DAF’s award-winning Euro 6 on-highway trucks. Kenworth and Peterbilt also launched their new medium-duty cab-over-engine distribution trucks,” added Armstrong. “These new vehicles will contribute to PACCAR’s long-term global growth.”

DAF Euro 6 CF Four-Axle Truck

Regular Quarterly Dividend Increased

During the second quarter, PACCAR’s Board of Directors approved a 10 percent increase to the regular quarterly dividend to twenty-two cents ($.22) per share from twenty cents ($.20). In the last five years, PACCAR’s regular quarterly dividend has increased more than 140 percent. PACCAR’s shareholder return averaged 12.7 percent each year in the last ten years, compared to the S&P 500 Index average annual return of 7.8 percent for the same period.

Financial Highlights – Second Quarter 2014

Highlights of PACCAR’s financial results for the second quarter of 2014 include:

•	Consolidated sales and revenues of $4.57 billion.

•	Net income of $319.2 million, a 7.0% after-tax return on revenues.

•	Record PACCAR Parts revenues of $778.0 million.

•	Record Financial Services pretax income of $91.7 million.

•	Manufacturing cash and marketable securities of $2.64 billion.

•	Cash generated from operations of $555.1 million.

•	Bank credit facilities of $2.0 billion renewed.

Financial Highlights – First Half 2014

Highlights of PACCAR’s financial results for the first six months of 2014 include:

•	Consolidated sales and revenues of $8.95 billion.

•	Net income of $593.1 million.

•	Record Financial Services pretax income of $177.2 million.

•	Record PACCAR Parts revenues of $1.50 billion.

•	Cash generated from operations of $840.8 million.

•	Medium-term note (MTN) issuances of $913 million.

•	Record shareholders’ equity of $7.16 billion.

Global Truck Markets

DAF is the market share leader in the United Kingdom, the Netherlands and Belgium. “Customers recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “DAF’s range of industry-leading vehicles has been enhanced by the launch of the new DAF XF and CF Euro 6 four-axle vehicles. It is estimated that industry sales in the above 16-tonne truck market in Europe this year will be in the range of 210,000-230,000 units.”

“Class 8 industry retail sales for the U.S. and Canada in 2014 are improving and are expected to be in the range of 230,000-250,000 vehicles,” said Dan Sobic, PACCAR executive vice president. “Our customers are benefiting from record levels of freight tonnage, good freight rates and the excellent operating efficiency of the new Kenworth and Peterbilt trucks for the on-highway and vocational segments. Truck demand is being driven primarily by the ongoing replacement of the aging truck population, economic growth and some expansion of fleet capacity,” added Sobic.

“Heavy-duty industry truck sales for South America in 2014 are projected to be in the range of 140,000-150,000 vehicles,” said Bob Christensen, PACCAR president and chief financial officer. “PACCAR’s Kenworth vehicles have earned a significant market share in the Andean region of South America for over 40 years. The production of DAF trucks in Brasil will further enhance PACCAR’s vehicle sales in South America.”

PACCAR Parts Achieves Record Quarterly Revenues

PACCAR Parts generated record quarterly revenues of $778.0 million in the second quarter of 2014, a 10 percent increase compared to $709.5 million of revenues achieved in the second quarter of 2013. Second quarter 2014 pretax income was $126.7 million, an increase of 16 percent compared to the $109.4 million earned in the second quarter of 2013. Parts first half revenues were up 9 percent to $1.50 billion, compared to $1.38 billion for the same period last year. Pretax profit increased 17 percent to $238.8 million in the first six months of 2014, compared to $204.7 million in the first six months of 2013.

“PACCAR Parts’ innovative dealer marketing programs, improving fleet utilization and the age of the North American truck fleet are contributing to excellent parts and service business. PACCAR’s 16 parts distribution centers support over 2,000 DAF, Kenworth and Peterbilt dealer locations, which deliver industry-leading customer service,” said David Danforth, PACCAR Parts general manager. “The PACCAR and TRP all-makes brands have been good contributors to PACCAR’s aftermarket sales growth. PACCAR is proud to celebrate the 20 year anniversary of the TRP program, which consists of more than 100,000 part numbers.”

PACCAR and TRP All-Makes Parts

PACCAR Parts is planning to begin construction of a new 176,000 square-foot distribution center in Renton, Washington in the fourth quarter 2014. “This new facility will more than double the distribution capacity for our dealers and customers in northwestern United States and western Canada,” noted Tony McQuary, PACCAR Parts assistant general manager.

New Renton, Washington PACCAR Parts Distribution Center (Architectural Drawing)

Capital Investments and Product Development

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.8 billion in capital projects, innovative products and new technologies during the past decade. Capital investments of $250-$300 million and R&D expenses of $200-$225 million are targeted in 2014 for enhanced powertrain development and increased operating efficiency of PACCAR assembly facilities.

Kenworth and Peterbilt launched new medium-duty cab-over-engine trucks with extensive exterior and interior enhancements in the second quarter. The Kenworth K270 and K370 and the Peterbilt Model 220 have been designed with an enhanced turning radius and shorter overall length to excel in urban delivery applications. Kenworth and Peterbilt are delivering industry-leading quality, innovation and comfort to the medium-duty market.

New Kenworth and Peterbilt Medium-Duty Cab-Over-Engine Trucks

PACCAR Engines

PACCAR has manufactured and installed over 63,000 PACCAR MX-13 engines in Kenworth and Peterbilt trucks since the start of North American engine production in mid-2010. The PACCAR range of engines was expanded in 2013 with the introduction of the PACCAR MX-11 engine in Europe. “The PACCAR MX-11 engine has been well received by customers and dealers. Over 3,000 PACCAR MX-11 engines have been installed in DAF XF and CF Euro 6 vehicles since its introduction in October last year,” said Ron Borsboom, DAF director of engineering.

Financial Services Companies Achieve Record Quarterly Results

PACCAR Financial Services (PFS) has a portfolio of 161,000 trucks and trailers, with total assets of $11.75 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 35,000 vehicles, is included in this segment. During the second quarter and first half of 2014, PFS profit increased due to growth in portfolio balances and a lower provision for credit losses.

Second quarter PFS pretax income in 2014 improved to a record $91.7 million compared to $81.5 million earned in the second quarter of 2013. Second quarter 2014 revenues were $302.6 million compared to $288.8 million in the same quarter of 2013. For the six-month period, Financial Services pretax income was $177.2 million compared to $161.6 million last year. First-half revenues were $596.3 million compared with $581.9 million for the same period a year ago. “Dealers and customers appreciate PFS providing leading-edge technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle,” said Bob Bengston, PACCAR senior vice president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and robust portfolio performance are generating improved earnings. We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on four continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 29, 2014, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Webcasts” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 5, 2014. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Truck, Parts and Other:
Net sales and revenues	$4,267.0	$4,011.7	$8,353.2	$7,642.9
Cost of sales and revenues	3,719.4	3,494.6	7,314.9	6,683.9
Research and development	49.9	61.8	102.6	133.9
Selling, general and administrative	114.8	112.3	236.2	230.0
Interest and other (income) expense, net	(.9)	(.4)	.5	1.1

Truck, Parts and Other Income Before Income Taxes	383.8	343.4	699.0	594.0
Financial Services:
Revenues	302.6	288.8	596.3	581.9
Interest and other	182.1	178.3	363.0	361.3
Selling, general and administrative	24.8	23.7	48.4	47.2
Provision for losses on receivables	4.0	5.3	7.7	11.8

Financial Services Income Before Income Taxes	91.7	81.5	177.2	161.6
Investment income	5.5	8.0	11.3	14.5

Total Income Before Income Taxes	481.0	432.9	887.5	770.1
Income taxes	161.8	141.3	294.4	242.4

Net Income	$319.2	$291.6	$593.1	$527.7

Net Income Per Share:
Basic	$.90	$.82	$1.67	$1.49

Diluted	$.90	$.82	$1.67	$1.49

Weighted Average Shares Outstanding:
Basic	355.1	354.1	355.0	354.0

Diluted	356.3	355.0	356.2	354.8

Dividends declared per share	$.22	$.20	$.42	$.40

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2014	2013
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,639.8	$2,925.2
Trade and other receivables, net	1,232.2	1,019.6
Inventories, net	969.1	813.6
Property, plant and equipment, net	2,499.8	2,513.3
Equipment on operating leases and other, net	1,813.3	1,823.7
Financial Services Assets	11,753.2	11,630.1

	$20,907.4	$20,725.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,150.7	$4,302.0
Current portion of long-term debt		150.0
Financial Services Liabilities	9,597.4	9,639.2
STOCKHOLDERS’ EQUITY	7,159.3	6,634.3

	$20,907.4	$20,725.5

Common Shares Outstanding	354.7	354.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30	2014	2013
OPERATING ACTIVITIES:
Net income	$593.1	$527.7
Depreciation and amortization:
Property, plant and equipment	133.0	97.2
Equipment on operating leases and other	314.5	285.1
Net change in trade receivables, inventory and payables	(236.1)	185.5
Net decrease (increase) in wholesale receivables on new trucks	64.8	(66.9)
All other operating activities, net	(28.5)	124.0

Net Cash Provided by Operating Activities	840.8	1,152.6
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(158.0)	(269.7)
Acquisitions of equipment for operating leases	(533.9)	(608.3)
Net increase in financial services receivables	(79.3)	(176.7)
Net increase in marketable securities	(69.8)	(43.1)
Proceeds from asset disposals	187.8	159.8

Net Cash Used in Investing Activities	(653.2)	(938.0)
FINANCING ACTIVITIES:
Payments of cash dividends	(467.8)	(141.4)
Proceeds from stock compensation transactions	13.3	17.5
Net (decrease) increase in debt	(111.2)	121.9

Net Cash Used in Financing Activities	(565.7)	(2.0)
Effect of exchange rate changes on cash	8.3	(43.1)

Net (Decrease) Increase in Cash and Cash Equivalents	(369.8)	169.5
Cash and cash equivalents at beginning of period	1,750.1	1,272.4

Cash and cash equivalents at end of period	$1,380.3	$1,441.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Sales and Revenues:
Truck	$3,455.0	$3,270.0	$6,784.2	$6,203.3
Parts	778.0	709.5	1,504.6	1,376.9
Financial Services	302.6	288.8	596.3	581.9
Other	34.0	32.2	64.4	62.7

	$4,569.6	$4,300.5	$8,949.5	$8,224.8

Pretax Profit:
Truck	$259.6	$238.4	$471.9	$403.4
Parts	126.7	109.4	238.8	204.7
Financial Services	91.7	81.5	177.2	161.6
Investment Income and Other	3.0	3.6	(.4)	.4

	$481.0	$432.9	$887.5	$770.1

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
United States and Canada	$2,781.6	$2,437.4	$5,348.5	$4,622.2
Europe	1,156.9	1,105.4	2,416.5	2,227.4
Other	631.1	757.7	1,184.5	1,375.2

	$4,569.6	$4,300.5	$8,949.5	$8,224.8